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Genta Incorporated Media: Joy Schmitt (908) 286-6449

Investors: Tara Spiess (908) 286-3980

Genta Announces Restructuring to Focus on Genasense™ Programs

BERKELEY HEIGHTS, NJ – May 13, 2004 – Genta Incorporated (NASDAQ: GNTA) today announced that the Company has initiated a series of steps that are designed to conserve cash in order to focus on its lead anticancer product, Genasense™ (oblimersen sodium) Injection. The Company will reduce its workforce by 85 employees, or approximately 45%, including its field sales employees. The Company also will cease actively marketing Ganite® (gallium nitrate injection), its only marketed product.

In December 2003, Genta submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the use of Genasense in combination with dacarbazine for the treatment of patients with advanced melanoma. On May 3, 2004, the Oncologic Drugs Advisory Committee to the FDA voted not to recommend marketing approval of Genasense.

“At the end of the 1st quarter, Genta had cash and cash equivalents totaling approximately $67 million dollars,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “We anticipate that the steps we are taking today will conserve cash, thereby allowing time to collect and analyze data from ongoing and recently completed trials. The decision to cease active marketing of Ganite is especially difficult. However, given our funding priorities for Genasense, we no longer believe we can sustain the additional marketing and selling expenses that are required for Ganite to reach profitability.”

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated